Exhibit 99.1
CONTACT: INVESTOR RELATIONS
Henry R. Mandell, Chairman
Spatializer Audio Laboratories, Inc.
408-453-4180 Ext. 201
E-mail: investor@spatializer.com
FOR RELEASE AT 8 A.M. EST
Spatializer Audio Laboratories Unveils Details on Sale of Assets and Perpetual License Grants
Subject to Stockholder Approval
San Jose, Calif. January 10, 2006 – Spatializer Audio Laboratories, Inc., (OTCBB: SPAZ) announced that it will be holding an open auction for the sale of substantially all of the assets, subject to stockholder approval. The Board of Directors of the company has decided that it is in the best interest of the stockholders to hold an open auction for the acquisition of the assets of the company or the granting of an unlimited amount of non-exclusive perpetual licenses for a one-time fee and a subsequent auction of the residual assets.
Under the contemplated open auction process, prequalified, potential buyers will be invited to bid for the assets of the company at a minimum bid of USD$2,000,000. Simultaneously, the company will offer all interested parties the opportunity to acquire non-exclusive, royalty-free, irrevocable, perpetual licenses for a one-time fee of USD$750,000 each, which are absent of any representations, warranties, or ongoing support by the company. Bids to purchase the assets of the company and offers to acquire non-exclusive perpetual licenses are expected to be due on February 15, 2006, 11:59 P.M. Pacific Standard Time.
A decision will be made by the Board of Directors of the company to accept the highest bid for the acquisition of all of the assets of the company or proceed with the grant of perpetual licenses and subsequent auction of the residual assets. Should the Board of Directors opt to accept an offer to acquire the assets, offers for the perpetual licenses will be void. Should the Board of Directors opt to proceed with the grant of perpetual licenses, a separate open auction will be held for the residual assets of the company without a minimum bid and will be limited to the participants in the initial asset auction and grant of licenses.
The company’s Board of Directors, upon consultation and advice from the company’s financial and professional advisors, will then review the various proposals and alternatives. Once the Board has determined which option is in the best interest of the stockholders, the company plans to file a proxy statement with the Securities and Exchange Commission (“SEC”) detailing the company’s solicitation of stockholder approval for the sale of the assets or grant of perpetual licenses and subsequent auction of residual assets, as well as the subsequent dissolution of the company or sale of the corporate shell.
Further information or details regarding the contemplated auction, the company, and market opportunities as set forth in an information memorandum may be obtained from the company’s exclusive financial advisor, Strategic Equity Group, by calling Robert Rama at (714) 444-3833 (extension 4005) or writing rrama@segco.com.

About Spatializer
Spatializer is a leading developer, licensor and marketer of next-generation audio technologies for the consumer electronics, computing, and mobile handset markets. The company’s advanced audio technology is incorporated into products from global brand leaders including Toshiba, Sanyo, and Sharp, among others.
Spatializer’s technologies enhance audio quality which original equipment manufacturers can leverage to improve their product lines and differentiate from competitors by delivering superior audio in shrinking form factors ideal for portable applications. These audio technologies facilitate convergence as the cell phone and personal computer are increasingly called upon to be entertainment devices as well. The company’s technology can provide surround sound, range enhancement, noise reduction, and positional audio for ring tones, games, FM broadcast, TV broadcast, and compressed audio from small speakers and earphones.
Spatializer stock is traded on the OTC Bulletin Board under the symbol: SPAZ. The company is headquartered in San Jose, California, with representative offices throughout the Asia Pacific region.

Safe Harbor Act Statement Under the Private Securities Litigation Reform Act of 1995: Certain information in this news release, are forward looking statements that are based on management’s belief, as well as assumptions made by, and information currently available to management. While the company believes that its expectations are based upon reasonable assumptions, there can be no assurances that the company’s financial goals or the transactions described herein will be realized. Numerous uncertainties and risk factors may affect the company’s actual results and may cause results to differ materially from those expressed in forward-looking statements made by or on behalf of the company. These uncertainties and risk factors include, but are not limited to intense competition and pricing pressure, complete dependence on product shipments of third-party licensees and the timing and execution of their marketing plans, delay in revenue streams due to delays in new product development, fluctuating operating results and its effect on sustainable operations, the availability of additional capital, and other risks detailed from time to time in the company’s periodic reports filed with the Securities and Exchange Commission. No assurance can be made that the company will be successful in receiving offers for the assets of the company or the grant of perpetual licenses or the terms of any such offers.
NOTE: Desper Products Inc. is a wholly owned subsidiary of Spatializer Audio Laboratories Inc. Spatializer(R) and the circle-in-the-square device are registered trademarks of Desper Products Inc. All other trademarks are the property of their respective owners. Copyright (c) 2006 Spatializer Audio Laboratories, Inc.
This news release shall not constitute an offer to sell or the solicitation of an offer to sell any securities of the company.